Exhibit 16.1

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Itronics Inc. (the "Company"). We have read the Company’s disclosure set forth in Item 4.01, "Changes in Registrant’s Certifying Accountant," of the Company’s Current Report on Form 8-K dated January 11, 2010 (the "Current Report") and are in agreement with the disclosure in the Current Report as it pertains to our firm.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California

January 11, 2010